UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2002

SEABULK INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28732 (Commission File Number)	65-0966399 (IRS Employer Identification No.)

2200 Eller Drive, P.O. Box 13038 Ft. Lauderdale, Florida (Address of principal executive offices)	33316 (Zip code)

Registrant’s telephone number, including area code (954) 523-2200

Item 5. Other Events and Regulation FD Disclosure

On October 2, 2002, Seabulk International, Inc. (the “Company”) announced the election of President and Chief Executive Officer Gerhard E. Kurz to the additional position of Chairman of the Board, effective immediately. Mr. Kurz, who has been CEO since April of 2000, replaces James J. Gaffney who, together with three other former Directors, resigned last month in connection with the restructuring of the Board of Directors to permit the Company’s new investors to designate a majority — six of ten seats — of the Board. The new investors, who together own approximately 72% of the fully diluted shares of common stock of the Company, include Nautilus Acquisition, L.P. (an entity associated with DLJ Merchant Banking Partners III, L.P., an affiliate of CSFB Private Equity), and Carlyle/Riverstone Investment Partnerships (entities associated with Carlyle/Riverstone Global Energy and Power Fund I, L.P., an affiliate of The Carlyle Group of Washington, D.C.).

The Company’s reconstituted Board of Directors has six new members and four continuing members. The new members are Ari Benacerraf, a Managing Director of Credit Suisse First Boston; David Durkin, a Vice President of Credit Suisse First Boston; Kenneth V. Huseman, President and Chief Executive Officer of BASiC Energy Services; Pierre F. Lapeyre, Jr. and David M. Leuschen, co-Founders and Managing Directors of Riverstone Holdings LLC; and Steven Webster, Managing Director of Global Energy Partners, an affiliate of DLJ Merchant Banking Partners. The continuing members are RADM Peter H. Cressy, USN (ret.), President and Chief Executive Officer of the Distilled Spirits Council of the United States, Inc.; Robert L. Keiser, former Chairman of the Board of the Kerr-McGee Corporation; Thomas P. Moore, Jr., a Principal of State Street Global Advisors and a member of the State Street Global Advisors International Equity Team, and Mr. Kurz.

In connection with the Company’s recapitalization, which was completed last month, Mr. Kurz’s employment contract was extended for an additional five years, through September 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By: /s/ ALAN R. TWAITS

ALAN R. TWAITS Senior Vice President, General Counsel and Secretary
October 3, 2002

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